Exhibit 99.3

Team Talk Tuesday, April 25, 2017 For Internal use only.

Tom Hayes President & CEO Agenda Overview and Purpose

PURPOSE It starts with

RAISE THE WORLD’S expectations for how much good food can do Our Purpose is to

STRATEGY Which directs our

GROW OUR PORTFOLIO of protein - packed brands and deliver sustainable food at scale Our Strategy is to

Bold Strategic Steps T wo actions will refine our portfolio and position us for sustainable growth We are exploring the sale of three non - protein businesses to sharpen our focus We are acquiring AdvancePierre to expand our portfolio of protein packed, value added foods

Who Is AdvancePierre ? A leading producer of value - added proteins, sandwiches, snacks and convenience foods Products Channels Team Facilities 4K Headquartered in Blue Ash, Ohio FY16 Net Sales = $1.6B / EBITDA = $300MM - 7 food processing facilities - 2 sandwich assembly facilities - 2 sandwich assembly and bakery facilities - 3 distribution centers

Complementary Portfolios of Strong Brands

A Growth Story AdvancePierre’s recent growth has outpaced the category with significant growth across all operating segments

A Strong Cultural Fit Shared goals; sustainable, holistic solutions to food manufacturing and long - term growth

Stronger Together • Expect cost synergies of more than $200 million within three years

Leading for Tomorrow Future Focused Team NEW BRANDS NEW CAPABILITIES NEW GEOGRAPHIES

Leading for Tomorrow Future Focused Team Enhanced distribution channels Reaching a broader cross - section of consumers Consolidated manufacturing footprint Leading supplier to national and regional convenience stores and vending providers Natural extension of our supply chain Leading foodservices brands with high operator/distributor loyalty

Timing • Deal expected to close in the third quarter of our fiscal year

Today’s announcement Contributes to our mission to sustainably feed the world with the fastest growing portfolio of protein - packed brands

Grow Deliver Sustain

Team Talk Thank you! For Internal use only.